Corebridge Financial 2919 Allen Parkway, L4-01 Houston, TX 77019

August 25, 2025

The United States Life Insurance Company in the City of New York

1133 Avenue of the Americas, 33rd Floor

New York, NY 10036

Dear Sir/Madam,

This opinion is furnished in connection with the Registration Statements on Form N-4 (File Nos. 333-283464, 333-283465, 333-283466, 333-283467, 333-283468, and 333-283470; 811-24014) filed with the Securities and Exchange Commission, pursuant the Securities Act of 1933, covering the Group Variable Deferred Annuity Contract with Fixed Funding (the “Contracts”) to be issued by The United States Life Insurance Company in the City of New York (“USL”), I have examined such documents and such laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	USL is a duly organized and validly existing stock life insurance company under the laws of the State of New York.

2.	USL Separate Account RS (the “Separate Account”) is a separate account of USL duly established pursuant to the provisions of the State of New York.

3.

Assets allocated to the Separate Account are owned by USL, and USL is not a trustee with respect thereto. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other annuity contract liabilities with respect to the Separate Account will not be chargeable with the liabilities arising out of any other business USL may conduct.

4.

The Contracts have been duly authorized by USL and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statements, will constitute legal, validly issued, and binding obligations of USL.

I hereby consent to the filing of this opinion as an exhibit to said Registration Statements.

Very truly yours,

/s/ Trina Sandoval
Trina Sandoval
Vice President and Deputy General Counsel
Corebridge Financial